                                CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of July 1, 1998 by and between NATURAL WONDERS, INC. ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITAL

     Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                   ARTICLE I
                                   THE CREDIT

     SECTION 1.1.    LINE OF CREDIT.

     (a) LINE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to and issue letters of credit for the account of Borrower (the "Line of Credit") from time to time up to and including July 1, 1999 in an aggregate principal amount not to exceed the Maximum Availability, the proceeds of which shall be used for working capital and other corporate purposes. The term "Maximum Availability" means, from each September 1 to and including each December 31 (with each such period hereinafter referred to as an "Increase Period') during the term of the Line of Credit, the aggregate principal amount of Twenty Three Million Dollars ($23,000,000.00), and
(ii) at any other time during the term of the Line of Credit, the aggregate principal amount of Twelve Million Dollars ($12,000,000.00). Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note in the form and content of Exhibit A hereto (the "Line of Credit Note").

     (b) LIMITATION ON BORROWINGS. Outstanding borrowings under the Line of Credit as a result of advances shall not exceed an aggregate of (i) during each Increase Period, $23,000,000.00, and (ii) at any other time $7,000,000.00.

     (c)   LETTERS OF CREDIT.   Bank agrees from time to time during the term
of the Line of Credit to issue, under the Line of Credit, standby and commercial letters of credit for the account of Borrower to finance the importation of inventory and other corporate purposes (each, a "Letter of Credit" and collectively,

"Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of: (i) all outstanding standby Letters of Credit shall not exceed, during each Increase Period, Four Million Dollars ($4,000,000.00); (ii) all outstanding commercial Letters of Credit shall not exceed, during each Increase Period, Four Million Dollars ($4,000,000.00); (iii) all outstanding standby Letters of Credit shall not exceed, at any other time, Eight Million Dollars ($8,000,000.00); and (iv) all outstanding commercial Letters of Credit shall not exceed, at any other time, Eight Million Dollars ($8,000,000.00). In no event, however, shall the aggregate undrawn amount of all outstanding Letters of Credit (the "L/C Contingent Obligations"), when added to the outstanding principal balance of advances, exceed the Maximum Availability then in effect. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than 90 days beyond the maturity date of the Line of Credit. The amount of L/C Contingent Obligations shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit (other than during each Out of Debt Period, as defined below) and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank (including, without limitation, during each Out of Debt Period) then Borrower shall immediately pay, upon Bank's written demand, therefor to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

     (b) BORROWING AND REPAYMENT. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note. Notwithstanding the foregoing, Borrower shall maintain a zero balance (exclusive of L/C Contingent Obligations) on advances under the Line of Credit for a period of at least 60 consecutive days (the "Out of Debt

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Period") between December 31, 1998 and the maturity date of the Line of
Credit.

     SECTION 1.2.   INTEREST/FEES.

     (a) INTEREST. The outstanding principal balance of the Line of Credit (exclusive of the L/C Contingent Obligations) shall bear interest at the rate of interest set forth in the Line of Credit Note.

     (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

     (c) UNUSED COMMITMENT FEE. Borrower shall pay to Bank a fee equal to one-tenth percent (0.10%) per annum (computed on the basis of a 360-day year, actual days elapsed) on an amount by which the Maximum Availability exceeds the average daily average outstanding principal balance of the Line of Credit (inclusive of L/C Contingent Obligations) but not taking into account the Out of Debt Period, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on September 30 and every 3 months thereafter.

     (d) LETTER OF CREDIT FEES. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

     SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 4091-383331 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

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     SECTION 1.4.   COLLATERAL.

     As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable, general intangibles (including, without limitation , Borrower's licensing rights to tradenames, trademarks and other intellectual property), deposit accounts, other rights to payment, inventory and proceeds of the foregoing, and Borrower shall cause NWCMI to grant to Bank a security interest of first priority in all NWCMI's accounts receivable, general intangibles (excluding tradenames, trademarks and other intellectual property), deposit accounts, other rights to payment and proceeds of the foregoing.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank, which shall include an agreement among Bank, Borrower and NW Capital Management, Inc. ("NWCMI") pursuant to which, subject to the occurrence of an Event of Default, NWCMI shall grant to Bank a security interest in and to a limited, non-exclusive sub-license of selling, liquidating or otherwise disposing of Borrower's inventory which secures Borrower's obligations hereunder. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

     SECTION 1.6. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed by NWMI in the principal amount of Twenty Three Million Dollars ($23,000,000.00), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify

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except where the failure to be so licensed is not reasonably likely to have a material adverse effect on Borrower.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to Borrower's actual knowledge, threatened actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or NWCMI other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated May 2, 1998, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, other than those, which if not possessed, are not reasonably likely to have a material adverse effect on Borrower's operations or financial condition.

     SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, to the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time; to Borrower's actual knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent

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liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                  ARTICLE III
                                   CONDITIONS

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

     (i)   This Agreement and the Line of Credit Note.
     (ii)  Corporate Borrowing Resolution.
     (iii) Security Agreement, Addendum, Third Party Security Agreement and UCC-1's.
     (iv)  Agreement with NWCMI.
     (v)   Guaranty.
     (vi)  Such other documents as Bank may require under any other
           Section of this Agreement.

     (c) INVENTORY APPRAISAL. Bank shall have received an inventory appraisal from an appraiser and in form and content satisfactory to Bank.

     (d) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

     (e) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all collateral required hereunder, in form, substance, amounts, covering risks and issued by reputable companies, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                  ARTICLE IV
                             AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and, with respect to Sections 4.2 and following, shall cause NWCMI to, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of advances or L/C Contingent Obligations under the Line of Credit at any time exceeds any limitation applicable thereto.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and NWCMI.

     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than 120 days after and as of the end of each fiscal year, an audited unqualified consolidated financial statement of Borrower, prepared by independent certified public accountants acceptable to Bank, to include balance sheet, income statement, statement of cash flows, and footnotes, if any, together with a copy Borrower's filed 10K report as of the end of such fiscal year;

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     (b)   not later than 60 days after and as of the end of each fiscal quarter, a copy Borrower's filed 10Q report as of the end of such fiscal quarter;

     (c) not later than 45 days after and as of the end of each month, a consolidated financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows;

     (d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

     (e) from time to time such other information as Bank may reasonably request.

     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's and NWCMI's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, NWCMI and/or their businesses, except those, which if not preserved, maintained or complied with, are not reasonably likely to have a material adverse effect on Borrower's or NWCMI's operations or financial condition.

     SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and NWCMI, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's and NWCMI business in good repair and condition, normal wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

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     SECTION 4.7.   TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or NWCMI may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or NWCMI has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower or NWCMI is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or NWCMI with a claim in excess of $500,000.00.

     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending August 3, 1998:

     (a) Quick Ratio not less than 1.0 to 1.0, determined as of the end of each fiscal year, with "Quick Ratio" defined as the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities.

     (b) Working Capital not at less than $20,000,000.00 as of the end of each first fiscal quarter, not less than $18,000,000.00 as of the end of each second fiscal quarter, not less than $16,000,000.00 as of the end of each third fiscal quarter, with "Working Capital" defined as total current assets minus total current liabilities.

     (c) Tangible Net Worth not less than $50,500,000.00 as of the end of each first fiscal quarter, not less than $48,000,000.00 as of the end of each second fiscal quarter, not less than $44,500,000.00 as of the end of each third fiscal quarter, and not less than $55,000,000.00 as of the end of each fiscal year, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (d)   Total Liabilities divided by Tangible Net Worth not greater than
1.25  to 1.0 as of the end of each third fiscal quarter, and not greater than
0.65 to 1.0 as of the end of each fiscal year, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

     (e) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, net loss not greater than $4,580,000.00 in each first fiscal quarter, net loss not greater than $2,170,000.00 in each second fiscal quarter, and net loss not greater than $3,000,000.00 in each third fiscal quarter.

     SECTION 4.10.  NOTICE TO BANK.  Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or NWCMI; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or NWCMI is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's or NWCMI's property in excess of an aggregate of $100,000.00.

     SECTION 4.11. YEAR 2000 COMPLIANCE. Use all commercially reasonable efforts to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions during and after the year 2000 in substantially in the same manner as before the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms hereof as Bank may from time to time require.


                                   ARTICLE V
                               NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent, nor cause or permit NWMI to:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets (inclusive of capitalized lease expenditures) in any fiscal year in excess of an aggregate of $7,000,000.00.

     SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity unless Borrower or NWMI, as applicable, is the surviving entity and remains in compliance with all terms and conditions of this Agreement; make any substantial change in the nature of Borrower's or NWCMI's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or NWCMI's assets except (a) in the ordinary course of its business, and (b) unsecured loans between Borrower and NWMI.

     SECTION 5.4. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or NWMI as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

     SECTION 5.5. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or NWCMI's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or NWCMI's stock now or hereafter outstanding ; provided however, that Borrower may repurchase its common stock during the third and fourth fiscal quarters of fiscal year ending February 1, 1999 (so long as Borrower is and remains in compliance with all terms and conditions of this Agreement) for an aggregate amount of $600,000.00 (inclusive of the amount already paid by Borrower in said fiscal year on account of stock repurchases).

     SECTION 5.6 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) any other liabilities of Borrower or NWMI existing as of, and disclosed to Bank prior to, the date hereof, (c) unsecured liabilities of Borrower to NWCMI,
(d) trade debt incurred in the ordinary course of business, and (e) new purchase money indebtedness whether incurred form an equipment vendor or institutional lender (inclusive of capitalized lease expenditures) of Borrower in an aggregate amount not to exceed $3,500,000.00 outstanding at any time.

     SECTION 5.7. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or NWCMI's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank, (b) as reflected in Borrower's financial statement dated May 2, 1998, (c) liens for current taxes not yet delinquent, (d) liens imposed by law or incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (e) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, (f) personal property subject to lease by Borrower and which is therefore subject to the interests of the lessor thereunder, (g) for minor defects in title, none of which individually or in the aggregate, materially interferes with the use of such property; (h) purchase money security interests in real estate and equipment securing the indebtedness permitted under Section 5.6(c).

     SECTION 5.8. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any (a) of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) reasonable royalty payments to NWCMI as consideration for the license to use the trademarks and tradenames owned by NWCMI, and (c) unsecured loans between NWCMI to Borrower.


                                   ARTICLE VI
                               EVENTS OF DEFAULT

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or NWCMI under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty
(20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, subject to applicable cure periods, and, if the debt or other liability is owed to a party other than Bank, the amount thereof exceeds $50,000.00.

     (e)   The filing of a notice of judgment lien against Borrower or NWCMI;
or the recording of any abstract of judgment against Borrower in any county in which Borrower or NWCMI has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or NWCMI; or the entry of a judgment against Borrower or NWCMI; and with respect to any of the foregoing, the amount involved exceeds $25,000.00, and the proceeding in question is not vacated or dismissed within 20 days after its occurrence, provided that Bank shall not be obligated to make advances or issue Letters of Credit during such 20 day period.

     (f) Borrower or NWMI shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or NWMI shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or NWCMI (and such involuntary proceeding is not vacated or dismissed within 60 days after its occurrence, provided that Bank shall not be obligated to make advances or issue Letters of Credit during such 60 day period), or Borrower or NWCMI shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or NWCMI shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or NWCMI by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith and reasonably believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents, and if such event or condition is susceptible of being cured, remains uncured longer than 20 days after written notice from Bank to Borrower, provided that Bank shall not be obligated to make advances or issue Letters of Credit during such 20 day period.

     (h) The dissolution or liquidation of Borrower or NWCMI; or Borrower or NWCMI or any of its directors or stockholders (holding in excess of 10% of Borrower's common shares) shall take action seeking to effect the dissolution or liquidation of Borrower or NWCMI.

     (i) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of (y) the common stock of Borrower, in a single or related transactions, or (z) the common stock of NWCMI.

     (j) Peter Hanelt shall cease, for any reason, to be a member of Borrower's Board of Directors, provided, however, that if such cessation is voluntary or results by reason of the death or disability of Peter Hanelt, no Event of Default shall be deemed to have occurred if at the time of or within 30 days after such cessation, Borrower shall have in place a Management Team (defined as a chief executive officer, chief operating officer AND chief financial officer) reasonably acceptable to Bank.

     SECTION 6.2.   REMEDIES.  Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                  ARTICLE VII
                                 MISCELLANEOUS

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:  NATURAL WONDERS, INC.
                4209 Technology Drive
                Fremont, CA 94538
                Attn: President

     BANK:      WELLS FARGO BANK, NATIONAL ASSOCIATION
                Santa Clara Valley RCBO
                121 Park Center Plaza, Third Floor
                San Jose, CA  95113

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents in the amount of $3,000.00, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees
(to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the prevailing party in connection with (a) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, or any collateral required hereunder, subject to reasonable confidentiality requirements.

     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     SECTION 7.11.  ARBITRATION.

     (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

     (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of
(A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

     (f) REAL PROPERTY COLLATERAL; JUDICIAL REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure
Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                   WELLS FARGO BANK,
NATURAL WONDERS, INC.              NATIONAL ASSOCIATION


By: /s/ Peter G. Hanelt            By: /s/ Karen Barrone
   -----------------------            -------------------------
Title: Acting CEO/CFO              Title: Vice President
      --------------------               ----------------------